Exhibit 99.4

Registered Number 05796284 England

CLM Delivery Partner Limited

Annual Report and Financial Statements

for the year ended 31 December 2009

CLM Delivery Partner Limited

Annual Report and Financial Statements

for the year ended 31 December 2009

Contents

Page

Report of Independent Auditors	1

Profit and Loss Accounts	2

Balance Sheets	3

Cash Flow Statements	4

Notes to the Financial Statements	5 - 9

CLM Delivery Partner Ltd

Report of Independent Auditors

In our opinion, the accompanying Balance Sheet and the related Profit and Loss and Cash Flow Statement present fairly, in all material respects, the financial position of CLM Delivery Partner at 31 December 2008, and the results of its operations and its cash flows for the year then ended in conformity with the United Kingdom generally accepted accounting principles. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

1 September 2009

CLM Delivery Partner Limited

Profit & Loss Account

for the year ended 31 December 2009 and 2008

	Note	2009	2008
		£’000	£’000
		(unaudited)
Turnover	1	118,552	127,917

Cost of sales		(76,271)	(85,999)

Gross profit		42,281	41,918

Administrative expenses		(1,056)	(671)

Operating profit	2	41,225	41,247

Interest receivable	4	4	150

Profit on ordinary activities before taxation		41,229	41,397

Taxation	6	(11,575)	(11,871)

Profit for the financial year		29,654	29,525

All items in the profit and loss account relate to continuing operations.

There is no material difference between the profit on ordinary activities before taxation and the profit for the year as stated above and their historical cost equivalents.

The company has no recognised gains and losses other than those shown above and therefore no separate statement of total recognised gains and losses has been presented.

CLM Delivery Partner Limited

Balance Sheet

as at 31 December 2009 and 2008

		2009		2008
		£’000	£’000
	Note	(unaudited)	(unaudited)	£’000	£’000
Debtors	7	53,848		26,542
Cash at bank and in hand		7,669		6,632

		61,516		33,174

Creditors: amounts falling due within one year	8	(37,528)		(23,093)

Net current assets			23,988		10,081
Provision for liabilities and charges	9		(1,736)		(1,483)
Net assets			22,252		8,598

Capital and reserves

Called up share capital	10		1		1
Profit and loss reserve	11		22,251		8,597

Equity shareholders’ funds	12		22,252		8,598

CLM Delivery Partner Limited

Cash Flow Statement

for the year ended 31 December 2009 and 2008

	Note	2009	2008
		£’000	£’000
		(unaudited)
Net cash inflow from operating activities	14	28,554	39,000

Returns on investments and servicing of finance
Interest Received		4	150
		28,558	139,149

Dividend Paid		(16,000)	(25,000)

Corporation Taxation Paid		(11,522)	(8,302)

Increase in cash in the financial year		1,037	(5,847)

Reconciliation of cashflow to movement in net funds

Net funds at 1 January		6,632	785

Increase in cash for the year		1,037	5,847

Net funds at 31 December		7,669	6,632

CLM Delivery Partner Limited

Notes to Financial Statements

for the year ended 31 December 2009 and 2008

(information as of and for the year ended 31 December 2009 is unaudited)

1               Accounting Policies

1.1                               Basis of preparation of accounts

These financial statements have been prepared on the going concern basis under the historical cost convention and in accordance with the Companies Act 2006 and applicable Accounting Standards in the United Kingdom, which have been applied consistently with the prior year. A summary of the more important policies is set out below.

1.2                               Turnover

Turnover relates to project management service. It reflects amounts initially agreed in the contract, plus any variations in contract work and incentive payments to the extent that it is probable they will result in revenue and can be reliably measured. Amounts received ahead of revenue being recognised are held within accruals and deferred income.

1.3                               Profit recognition

Profit is calculated on an individual task order basis as the element of profit forecast at completion that can prudently be attributed to the proportion of work done at the period end. Immediate provision is made for all foreseeable unrecoverable amounts if projections of future costs require it.

1.4                               Pension costs

The company does not have its own defined contribution pension scheme and contributions are made where necessary to independent staff pension schemes.

2               Operating Profit

Operating Profit is stated after charging:

	2009	2008
	£’000	£’000
	(unaudited)
Auditors’ remuneration for the audit of these financial statements	51	55

CLM Delivery Partner Limited

Notes to Financial Statements

for the year ended 31 December 2009

(information as of and for the year ended 31 December 2009 is unaudited)

3     Staff costs

Personnel, other than those engaged via agencies and sub consultants in CLM’s supply chain, are employed directly or by companies within the consortium members, and costs in respect of those individuals are charged in the normal course of trading as Cost of Sales. The directors of CLM currently make no separate charges for their services.

	2009	2008
	No.	No.
	(unaudited)
The average monthly numbers of personnel, including directors, employed by CLM directly or by consortium members during the year were:	512	460

	2009	2008
	£’000	£’000
	(unaudited)
Aggregate remuneration and related cost of these staff :
Wages and salaries	29,084	23,540
Social security costs	3,305	2,548
Other pension costs	1,601	1,071
	33,990	27,159

4     Interest Receivable

	2009	2008
	£’000	£’000
	(unaudited)
Bank interest	4	150
	4	150

5     Dividend

	2009	2008
	£’000	£’000
	(unaudited)
Final Dividend Payment (£16,000 per share (2008: £25,000 per share))	16,000	25,000
	16,000	25,000

The directors proposed and paid a dividend of £22 million after the year-end.

6     Taxation

	2009	2008
	£’000	£’000
	(unaudited)
Current tax:
UK corporation tax on profits of the period	11,584	11,871
Adjustment in respect of prior periods	(8)	—
Total current tax	11,575	11,871

The tax assessed for the period is different to that of the standard effective rate of corporation tax in the UK for the year ended 31 December 2009 of 28% (2008:28.5%). The differences are explained below:

	2009	2008
	£’000	£’000
	(unaudited)
Current tax reconciliation

Profit on ordinary activities before tax	41,229	41,397

	2009	2008
	£’000	£’000
	(unaudited)
Profit on ordinary activities multiplied by standard rate of corporation tax in the UK of 28% (2008:28.5%)	11,544	11,798

- effects of expenditure that is not tax deductible	40	73
	11,584	11,871

CLM Delivery Partner Limited

Notes to Financial Statements

for the year ended 31 December 2009

(information as of and for the year ended 31 December 2009 is unaudited)

7     Debtors

	2009	2008
	£’000	£’000
	(unaudited)
Amounts falling due within one year

Trade debtors	47,910	7,641
Prepayments and accrued income	5,938	12,880
Other taxes and social security	—	233
Amounts recoverable on long-term contracts	—	5,788

	53,848	26,542

8     Creditors: amounts falling due within one year

	2009	2008
	£’000	£’000
	(unaudited)
Trade creditors	1,166	2,083
Amounts owed to consortium members	7,565	5,391
Corporation tax	6,577	6,522
Other taxes and social security	6,447	—
Accruals and deferred income	15,773	9,056
Payments on account	—	41

	37,528	23,093

Amounts due to consortium members are unsecured, interest free and payable on demand.

9     Provisions for liabilities and charges

	2009	2008
	£’000	£’000
	(unaudited)
Opening provisions	1,483	—
Additions	1,762	1,483
Utilisation	(1,509)	—

Closing provision	1,736	1,483

The provision has been set aside to cover all known outstanding commercial issues with the ODA specific to Master Task Order 1 Tranche 1

CLM Delivery Partner Limited

Notes to Financial Statements

for the year ended 31 December 2009

(information as of and for the year ended 31 December 2009 is unaudited)

10   Share capital

	2009	2008
	£’000	£’000
	(unaudited)
Authorised equity
1,000 ordinary shares of £1 each	1	1

Allotted, called up and paid equity
1,000 ordinary shares of £1 each	1	1

11   Reserves

	2009	2008
	£’000	£’000
	(unaudited)
Profit for the financial year	29,654	29,525
Dividends	(16,000)	(25,000)
Net addition to shareholders’ funds	13,654	4,525
Opening shareholders’ funds	8,598	4,073
Closing shareholders’ funds	22,252	8,598

12   Reconciliation of movements in shareholders’ funds

		Profit
	Share	and loss	Total	Total
	capital	reserve	2009	2008
	£’000	£’000	£’000	£’000
			(unaudited)
At January 2009	1	8,597	8,598	4,073
Profit for the financial year	—	29,654	29,654	29,525
Dividends	—	(16,000)	(16,000)	(25,000)

Closing shareholders’ funds	1	22,251	22,252	8,598

13   Related party transactions

During the year the company incurred employment, travel and subsistence costs from its consortium members, CH2M Hill International Ltd, Laing O’Rourke Holdings Ltd and Mace Ltd and their associated undertakings, in the normal course of business. The amounts charged during the year and balances outstanding at the year end were as follows:

	Charged during the current year	Outstanding Balance at 31 December 2009	Outstanding Balance at 31 December 2008
	£’000	£’000	£’000
	(unaudited)	(unaudited)
CH2M Hill International Ltd	19,428	2,228	2,362
Laing O’Rourke Holdings Ltd	21,462	2,135	1,707
Mace Ltd	19,051	3,202	1,322
	59,941	7,565	5,391

CLM Delivery Partner Limited

Notes to Financial Statements

for the year ended 31 December 2009

(information as of and for the year ended 31 December 2009 is unaudited)

		2009	2008
		£’000	£’000
		(unaudited)
14	Reconciliation of operating profit to net cash flow from operating activities
	Operating profit	41,225	41,247
	Increase in debtors	(27,305)	(6,596)
	Increase in creditors	14,635	4,349

	Net cash inflow from operating activities	28,554	39,000

15   Ultimate Controlling Party

CH2M Hill International Ltd (37.5%), Laing O’Rourke Holdings Ltd (37.5%) and Mace Ltd (25%) are the controlling parties of the company.